UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 15, 2005

USEC Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland		20817
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 564-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)

Restatement and non-reliance

On June 15, 2005, the Audit, Finance and Corporate Responsibility Committee of the Board of Directors of USEC Inc. ("USEC") concluded that all previously issued consolidated balance sheets, consolidated statements of income (loss), cash flows and changes in stockholders’ equity, and all consolidated financial statements for all quarterly, interim or annual periods beginning with the fiscal year ended June 30, 1999, as well as earnings releases and similar communications relating to such periods, should no longer be relied upon. The consolidated financial statements will be restated.

Additional adjustments related to the timing of revenue recognition will be recorded. As a result of these adjustments, it is currently expected that net income in the fiscal year ended June 30, 2001 will increase by $1.7 million (or $.02 per share) and net income in the fiscal year ended June 30, 2002 will decrease by $1.7 million (or $.02 per share). Review and testing of revenue timing issues continues and the amount of adjustments related to these items could differ from the Company’s current estimates.

Separately, adjustments related to the accounting for deferred tax assets will be recorded. As a result of these adjustments, it is expected that retained earnings for the earliest period presented (June 30, 2001) will decrease by approximately $5 million with a corresponding decrease in deferred tax assets of approximately $4 million and increase in accrued income taxes payable of approximately $1 million. As of March 31, 2005 and December 31, 2004, these adjustments are reflected as a decrease in retained earnings of approximately $5 million with a corresponding decrease in deferred tax assets of approximately $3 million and increase in accrued income taxes payable of approximately $2 million.

Accordingly, as promptly as practicable, USEC will amend its annual report on Form 10-K for the year ended December 31, 2004 and its quarterly report on Form 10-Q for the quarter ended March 31, 2005 to amend and restate the financial statements and other financial information. It is expected that these amendments will be filed in July.

Background

On March 11, 2005, USEC announced restatements to correct inadvertent errors in the application of generally accepted accounting principles dealing with complex and technical accounting issues relating to (a) "bill and hold" revenue recognition and (b) a valuation allowance relating to deferred tax assets. These restatements were reflected in USEC’s annual report on Form 10-K for the year ended December 31, 2004.

Further review of the transactions addressed in the restatement for "bill and hold" revenue recognition reported in March 2005 and reflected in the annual report on Form 10-K for the year ended December 31, 2004 has indicated that additional adjustments will be necessary. Revenue of $27.7 million for sales to one foreign customer was originally recognized based on physical delivery in the fiscal year ended June 30, 2002. In connection with the March 2005 restatement, the revenue transaction was inadvertently deducted from the fiscal year ended June 30, 2001 and added to the fiscal year ended June 30, 2002. Accordingly, USEC will restate its consolidated financial statements to correct the previous restatement and reaffirm the original revenue recognition for these sales in the fiscal year ended June 30, 2002. In addition, revenue of $2.3 million for a sale to a domestic customer, recognized in the fiscal year ended June 30, 2001, was inadvertently omitted from the March 2005 restatement. Accordingly, USEC will restate its consolidated financial statements to recognize this sale in the fiscal year ended June 30, 2002. Review and testing of revenue timing issues continues and the amount of adjustments related to these items could differ from the Company’s current estimates.

Separately, as a result of a more comprehensive review of the establishment of the deferred tax asset on USEC’s balance sheet in fiscal 1999, USEC has determined that the asset was overstated by approximately $5 million. Accordingly, USEC will restate its consolidated financial statements to correct the amount of deferred tax assets, accrued income taxes payable and retained earnings.

The Audit, Finance and Corporate Responsibility Committee of the board has discussed these expected restatements with PricewaterhouseCoopers LLP, USEC’s independent registered public accounting firm.

On March 16, 2005, management concluded that disclosure controls and procedures were not effective as of December 31, 2004 because of material weaknesses in USEC’s internal control over financial reporting. For additional information on these material weaknesses, refer to Item 9A of our annual report on Form 10-K for the year ended December 31, 2004. Further, based upon management’s review for the quarter ending March 31, 2005, on May 2, 2005, the Chief Executive Officer and the Chief Financial Officer concluded that, as of March 31, 2005, disclosure controls and procedures were still not effective.

USEC continues to evaluate the implications of this additional expected restatement on the effectiveness of its internal controls over financial reporting.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USEC Inc.

June 21, 2005	By:	/s/ Ellen C. Wolf

Name: Ellen C. Wolf
Title: Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)